Exhibit 99.1

FTD Companies, Inc. Announces Appointment of New Director

New Director to Add Extensive Consumer and Brand Development Expertise

DOWNERS GROVE, I11. — January 23, 2014 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced that the board of directors appointed Michael Silverstein as a director of the Company, effective January 21, 2014.  Mr. Silverstein will serve as a class I director with a term expiring at the Company’s 2014 Annual Meeting of Stockholders.

Mr. Silverstein is a senior partner and managing director at The Boston Consulting Group (“BCG”). He has significant experience in the fields of consumer behavior and brand development. Mr. Silverstein is the author of four books on consumer spending, including the fields of luxury goods, market development and the rising female economy. He joined BCG in 1980 and has served in various positions prior to his current role, including as global practice leader and a member of the firm’s executive committee.

“We are excited to have Michael join the FTD Board of Directors.  His exceptional experience and strategic consumer insights will prove an important addition in working with a great consumer company like FTD,” said Robert Berglass, FTD’s Chairman of the Board.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. FTD provides floral, gift and related products and services to consumers, retail florists, and other retail locations primarily in the U.S., Canada, the U.K., and the Republic of Ireland. The business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in tens of thousands of floral shops worldwide.  FTD’s portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Emily Bucholz

630-724-6692

pr@ftdi.com